Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Watts Water Technologies, Inc.

We consent to the incorporation by reference in the registration statement (Nos. 333-142714; 333-32685; 33-69422; 33-64627; 333-105798; 333-108699; 333-115968; and 33-30377) on Form S-8 and (No. 333-85862) on Form S-3 of Watts Water Technologies, Inc. of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Watts Water Technologies, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Watts Water Technologies, Inc.

Our report dated February 27, 2009 on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states that Watts Water Technologies, Inc. acquired Blücher Metal A/S and subsidiaries during 2008, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, Blücher Metal A/S and subsidiaries’ internal control over financial reporting associated with total assets of $190.3 million and total revenues of $50.8 million included in the consolidated financial statements of Watts Water Technologies, Inc. and subsidiaries as of and for the year ended December 31, 2008. Our audit of internal control over financial reporting of Watts Water Technologies, Inc. also excluded an evaluation of the internal control over financial reporting of Blücher Metal A/S and subsidiaries.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) effective December 31, 2006 and its measurement date provisions on January 1, 2007.

Also, as discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 effective January 1, 2007.

Boston, Massachusetts

February 27, 2009